Exhibit 99.1

News Release For more information, please contact: Investors: Debbie Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Announces First Quarter Fiscal 2027 Results Above Guidance
Increases Full-Year 2027 Outlook for Net Sales, Adjusted Diluted EPS and Adjusted EBITDA
•Net Sales for the first quarter increased 1% year-over-year to $1.67 billion
•Net Income and Adjusted Net Income(1) for the first quarter were $29 million and $103 million
•Adjusted EBITDA(1) for the first quarter was $286 million
•Reported and Adjusted Diluted EPS(1) for the first quarter were $0.21 and $0.75
•Full-year Adjusted EBITDA(1) outlook updated to $1.125 billion to $1.215 billion
EAGLE, ID (October 6, 2026) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the first quarter of fiscal 2027 and updates its full-year financial targets for fiscal 2027.
“We are off to a solid start to the year, delivering first quarter net sales and profit above our expectations,” said Mike Smith, president and chief executive officer of Lamb Weston. “Our first quarter results were driven by continued momentum in North America where our strong customer relationships fueled sales volume growth and we continued to drive cost savings.
“For our International segment, which overall performed in line with our expectations for the first quarter, EMEA continues to face challenging market conditions. As we worked through prior year crop carry in costs, Segment Adjusted EBITDA has improved sequentially. We have taken action to balance our network utilization as demonstrated by ending production at Broekhuizenvorst and successfully transitioning customer fulfillment within Lamb Weston's network enabling further cost optimization.
“We continue to experience unexpected inflationary pressure across key input costs and freight expense. Our teams are addressing cost inflation by working with suppliers and hedging where possible. Furthermore, we have benefited from capacity optimization initiatives started over a year ago in North America, which have led to an approximate 10 percentage point increase in utilization. These efforts will enable us to overdeliver forecasted savings from our cost savings program.
“At the same time, we continue to make meaningful progress advancing our Focus to Win strategy, including cross-functional efforts to sharpen our prioritization of markets and channels. We expect to complete this work in the coming months and look forward to sharing our roadmap for driving long-term shareholder value at our Investor Day in early calendar 2027.”

Q1 Results of Operations
Net Sales

$ in millions	Q1 2026	Sales Volume	Price/mix	FX	Q1 2027	% Change	% Change excl. FX (1)
Lamb Weston	$1,660	$36	$(30)	$4	$1,670	1%	—%
•Net sales increased 1 percent due to a 2 percent increase in sales volume and an immaterial favorable currency impact, partially offset by a 2 percent decrease in price/mix.
Net Income, Adjusted EBITDA(1) and Diluted EPS

$ in millions except earnings per share	Q1 2026	Q1 2027	% Change
Net Income	$64	$29	(55)%
Adjusted Net Income(1)	$103	$103	flat
Adjusted EBITDA(1)	$302	$286	(5)%

Diluted EPS	$0.46	$0.21	(54)%
Adjusted Diluted EPS(1)	$0.74	$0.75	1%
•Net income and Adjusted Net Income(1) decreased 55 percent and zero percent, respectively.
•Adjusted EBITDA(1) decreased 5 percent. Higher sales volume was more than offset by lower price/mix and both higher cost of sales and selling, general and administrative expenses. Total manufacturing cost per pound increased due mostly to the International segment driven by EMEA performance.
•Selling, general and administrative expenses increased primarily due to lapping $7 million of non-recurring miscellaneous income in the first quarter fiscal 2026. Ongoing cost savings mostly offset increases in outside services and fixed expense.
North America Segment
Net Sales

$ in millions	Q1 2026	Sales Volume	Price/mix	FX	Q1 2027	% Change	% Change excl. FX (1)
North America	$1,085	$73	$(19)	$2	$1,141	5%	5%
•Net sales increased 5 percent. Sales volume grew for the seventh consecutive quarter and increased 7 percent, driven by higher demand from existing customers and customer wins.
•Price/mix declined 2 percent resulting from price and trade support for customers and continued mix shift toward faster-growing chain customers and private-label products.
Segment Adjusted EBITDA

$ in millions	Q1 2026	Q1 2027	% Change
North America	$260	$287	11%
•Segment Adjusted EBITDA increased 11 percent. Higher sales volumes, cost savings initiatives and $5 million in tariff refunds, as well as an increase in equity method investment earnings, more than offset price and trade support for customers, customer and product mix and inflation in key input cost categories.

International Segment
Net Sales

$ in millions	Q1 2026	Sales Volume	Price/mix	FX	Q1 2027	% Change	% Change excl. FX (1)
International	$575	$(37)	$(11)	$2	$529	(8)%	(8)%
•Net sales declined 8 percent. Sales volume declined 6 percent and price/mix declined 2 percent.
Segment Adjusted EBITDA

$ in millions	Q1 2026	Q1 2027	% Change
International	$57	$27	(54)%
•Segment Adjusted EBITDA declined in line with the Company's expectations due to lower sales volume and lower net sales mostly in Europe and higher manufacturing costs per pound including the impact of the carry in of prior year higher potato costs, factory underutilization and inflation.
Cash Flows, Capital Expenditures and Liquidity
Cash provided by operating activities was $235 million and decreased $117 million compared to the prior-year period. Cash provided by operating activities in the prior-year period benefited from a $136 million improvement in inventories as the Company was beginning its Cost Savings Program. Current quarter cash provided by operating activities benefited by $59 million from an increase in accounts payable as the Company works with supplier partners to improve terms. Other changes to working capital items were attributed to normal course of business. Furthermore, reported net income declined by $35 million.
Capital expenditures were $91 million during the first quarter of fiscal 2027, up $12 million from the prior-year period. Capital expenditures during the quarter reflect ongoing investments in the reliability of production facilities as well as strategic optimization investments.
As of August 30, 2026, the Company had $166 million of cash and cash equivalents, an increase of $98 million compared to the end of fiscal year 2026, with $1.24 billion of additional available liquidity under its revolving credit facility.
Capital Returned to Shareholders
In the first quarter of fiscal 2027, the Company returned $52 million to shareholders through cash dividends. The Company did not repurchase any shares during the first quarter of fiscal 2027. Approximately $245 million remains authorized and available for repurchase under the Company's share repurchase program.
On October 5, 2026, the Board of Directors declared a quarterly dividend of $0.38 per share of Lamb Weston common stock. The dividend is payable on December 4, 2026, to shareholders of record as of the close of business on November 6, 2026.

Fiscal 2027 Outlook
The Company updated its financial targets for fiscal 2027 as follows:

	Fiscal 2027 Prior Outlook	Fiscal 2027 Updated
Net Sales (a)	0.0% to 1.0%	Up Low Single Digits
Adjusted EBITDA(1)	$1.10 to $1.20 billion	$1.125 to $1.215 billion
Adjusted Diluted EPS(1)	$2.95 to $3.25	$3.05 to $3.35
Capital expenditures (b)	$380 to $410 million	$380 to $410 million
(a)Percent increase for Net Sales compared to Fiscal 2026 (52-week adjusted) of $6.485 billion
(b)Represents estimated cash outflows for capital expenditures. On an accrual basis, capital expenditures are expected to be approximately $330 to $350 million.
The Company’s other financial targets are as follows:
•Updated: Adjusted Income from Operations(1) of $730 million to $810 million;
•Depreciation and amortization expense of approximately $410 million;
•Updated: Interest expense, net of approximately $185 million to $190 million;
•Updated: An adjusted effective tax rate(2) (full year) of approximately 25.0% to 27.0%, excluding the impact of comparability items;
•Diluted outstanding common shares in the range of 137.5 million to 139.0 million; and,
•Net cash provided by operating activities of $750 million to $800 million.
End Notes
(1)Adjusted Net Income, Adjusted Diluted EPS, Adjusted Income from Operations, Adjusted EBITDA, and net sales excluding FX are non-GAAP financial measures. Net sales excluding FX presents results as if foreign currency exchange rates had remained constant between the current and prior-year periods. This measure is calculated by translating current year financial data into United States dollars using the prior year average exchange rates, which is the same basis used for the prior year results. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)The adjusted effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its first quarter fiscal 2027 results at 09:00 a.m. ET on October 6, 2026. Participants in the U.S. and Canada may access the conference call by dialing 1-800-330-6710 and participants outside the U.S. and Canada should dial +1 213-279-1505. The conference ID is 8701350. The conference call and accompanying presentation also may be accessed live on the internet. Participants can register for the event at: https://investors.lambweston.com/news-events/events-and-presentations.
A rebroadcast of the conference call will be available beginning on Tuesday, October 6, 2026, after 2:00 p.m. ET at https://investors.lambweston.com/news-events/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 75 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Cost Savings Program and Restructuring Expenses, Adjusted Income from Operations, Adjusted Income Tax Expense (Benefit), Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The Company also presents net sales excluding FX, which provides information on net sales as if foreign currency exchange rates had remained constant between the current and prior-year periods. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, cost savings and restructuring expenses, income from operations, income tax expense, net income, diluted earnings per share, net sales, and other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange translation and unrealized mark-to-market derivative gains and losses and other items affecting comparability between periods; (ii) permit investors to view the Company’s operating and financial performance using the same tools that management uses to evaluate performance across periods and to make budgeting, operating and strategic decisions; and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company’s operating and financial performance. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and corresponding reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Diluted EPS and Adjusted Income from Operations. The Company cannot predict certain items that are included in reported GAAP results, including items such as costs and other charges relating to the Company’s Cost Savings Program, Restructuring Plan or other cost savings initiatives; strategic developments; impacts of unrealized mark-to-market derivative gains and losses; impacts of foreign currency exchange gains and losses; other non-recurring items such as accruals for legal proceedings or other claims, shareholder activism expenses, and pension settlement costs; and other items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP financial measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking Adjusted EBITDA, Adjusted Diluted EPS and Adjusted Income from Operations to net income, diluted EPS or income from operations has not been provided.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” "deliver," "drive," "will," "increase," "continue," "enable," "optimize," "make," "advance," "address," "improve," “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including with respect to the Company’s cost savings initiatives; anticipated capital expenditures and investments; input and other costs; anticipated conditions in the Company’s industry; and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company’s international markets, and an uncertain general economic environment, including as a result of tariffs and other trade policies, inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including as a result of impacts on the demand and prices for the Company’s products; the competitive environment and related conditions in the markets in which the Company operates; the availability and prices of raw materials and other commodities; operational challenges; the Company’s ability to successfully implement the Cost Savings Program or other cost savings or efficiency initiatives, including achieving the expected benefits of those activities and possible changes in the size and timing of related charges; the Company’s dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security, as well as difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies, including the Company’s Focus to Win strategy; the Company’s ability to execute on large capital projects; political and economic conditions in the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the wars in Ukraine and the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends or otherwise return capital to stockholders and the amounts and timing of any future dividends or other stockholders returns; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended
	August 30, 2026	August 24, 2025
Net sales	$1,670.3	$1,659.3
Cost of sales	1,403.8	1,316.9
Gross profit	266.5	342.4
Selling, general and administrative expenses	170.2	153.6
Cost Savings Program and Restructuring expenses	14.1	32.3
Income from operations	82.2	156.5
Interest expense, net	42.4	43.7
Income before income taxes and equity method earnings	39.8	112.8
Income tax expense	16.9	47.9
Equity method investment earnings (loss)	6.2	(0.6)
Net income	$29.1	$64.3
Earnings per share:
Basic	$0.21	$0.46
Diluted	$0.21	$0.46
Dividends declared per common share	$0.38	$0.37
Weighted average common shares outstanding:
Basic	137.6	139.5
Diluted	138.1	139.8

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, dollars in millions, except share data)

	August 30, 2026	May 31, 2026
ASSETS
Current assets:
Cash and cash equivalents	$166.3	$68.2
Receivables, net of allowances of $1.6 and $1.9	787.7	779.1
Inventories	965.3	968.5
Prepaid expenses and other current assets	130.5	198.6
Total current assets	2,049.8	2,014.4
Property, plant and equipment, net	3,618.9	3,690.0
Operating lease assets	105.9	111.6
Goodwill	1,124.9	1,130.1
Intangible assets, net	106.6	108.3
Other assets	317.2	325.7
Total assets	$7,323.3	$7,380.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$279.3	$249.4
Current portion of long-term debt and financing obligations	70.8	70.6
Accounts payable	631.1	613.1
Accrued liabilities	427.8	482.4
Total current liabilities	1,409.0	1,415.5
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,578.5	3,595.2
Deferred income taxes	284.9	297.5
Other noncurrent liabilities	244.2	247.0
Total long-term liabilities	4,107.6	4,139.7
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 152,590,803 and 152,134,757 shares issued	152.6	152.1
Treasury stock, at cost, 14,829,332 and 14,679,316 common shares	(969.5)	(961.8)
Additional distributed capital	(410.3)	(426.9)
Retained earnings	2,904.8	2,929.7
Accumulated other comprehensive income	129.1	131.8
Total stockholders’ equity	1,806.7	1,824.9
Total liabilities and stockholders’ equity	$7,323.3	$7,380.1

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 30, 2026	August 24, 2025
Cash flows from operating activities
Net income	$29.1	$64.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	100.9	95.3
Stock-settled, stock-based compensation expense	15.1	10.6
Equity method investment (earnings) loss, net of distributions	(3.1)	0.2
Deferred income taxes	(11.9)	14.5
Cost Savings Program and Restructuring expenses	24.1	—
Other	11.4	11.6
Changes in operating assets and liabilities:
Receivables	(5.2)	17.6
Inventories	1.5	136.3
Income taxes payable/receivable, net	32.1	22.8
Prepaid expenses and other current assets	34.6	40.2
Accounts payable	59.2	(47.7)
Accrued liabilities	(53.0)	(13.7)
Net cash provided by operating activities	$234.8	$352.0
Cash flows from investing activities
Additions to property, plant and equipment	(88.7)	(77.6)
Additions to other long-term assets	(2.3)	(1.6)
Other	0.1	2.9
Net cash used for investing activities	$(90.9)	$(76.3)
Cash flows from financing activities
Proceeds from short-term borrowings	74.5	305.0
Repayments of short-term borrowings	(44.4)	(466.9)
Repayments of debt and financing obligations	(16.5)	(16.2)
Dividends paid	(52.2)	(51.7)
Repurchase of common stock and common stock withheld to cover taxes	(7.7)	(18.7)
Net cash used for financing activities	$(46.3)	$(248.5)
Effect of exchange rate changes on cash and cash equivalents	0.5	0.7
Net increase in cash and cash equivalents	98.1	27.9
Cash and cash equivalents, beginning of period	68.2	70.7
Cash and cash equivalents, end of period	$166.3	$98.6

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, dollars in millions, except percentages)

	Thirteen Weeks Ended
	August 30, 2026	August 24, 2025	% Increase (Decrease)	Price/Mix	Volume	FX
Segment net sales
North America	$1,141.4	$1,084.6	5.2%	(1.7%)	6.7%	0.2%
International	528.9	574.7	(8.0%)	(2.0%)	(6.4%)	0.4%
	$1,670.3	$1,659.3	0.7%	(1.8%)	2.2%	0.3%

Segment Adjusted EBITDA(1)
North America	$287.3	$260.0	11%
International	26.5	57.2	(54%)
_______________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and excludes unallocated corporate costs including unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, stock-based compensation expense, and items impacting comparability. See "Significant Items Impacting Comparability" in this press release for additional information.

The following table reconciles net sales to net sales excluding FX for the thirteen weeks ended August 30, 2026.

(in millions)	Net Sales	FX	Net Sales excl. FX
Thirteen Weeks Ended August 30, 2026
North America	$1,141.4	$(2.4)	$1,139.0
International	528.9	(1.7)	527.2
	$1,670.3	$(4.1)	$1,666.2

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended August 30, 2026		Gross Profit	SG&A	Cost Savings Program and Restructuring Expenses	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings (Loss)	Net Income	Diluted EPS
As reported		$266.5	$170.2	$14.1	$82.2	$42.4	$16.9	$6.2	$29.1	$0.21
Unrealized derivative gains and losses	(2)	(0.6)	(1.3)	—	0.7	—	0.1	—	0.6	0.01
Foreign currency exchange losses	(2)	—	(12.4)	—	12.4	—	2.2	—	10.2	0.08
Stock-based compensation	(2)	—	(15.1)	—	15.1	—	2.5	—	12.6	0.09
Items impacting comparability:	(2)
Cost Savings Program, Restructuring Plan, and other expenses		20.1	—	(14.1)	34.2	—	8.9	—	25.3	0.18
Legal proceedings and other claims		30.8	(2.2)	—	33.0	—	7.9	—	25.1	0.18
Total adjustments		50.3	(31.0)	(14.1)	95.4	—	21.6	—	73.8	0.54
Adjusted		$316.8	$139.2	$—	$177.6	$42.4	$38.5	$6.2	$102.9	$0.75

Thirteen Weeks Ended August 24, 2025
As reported		$342.4	$153.6	$32.3	$156.5	$43.7	$47.9	$(0.6)	$64.3	$0.46
Unrealized derivative gains	(2)	(3.1)	1.8	—	(4.9)	—	(1.1)	—	(3.8)	(0.03)
Foreign currency exchange gains	(2)	—	4.7	—	(4.7)	—	(0.8)	—	(3.9)	(0.03)
Stock-based compensation	(2)	—	(10.6)	—	10.6	—	1.6	—	9.0	0.07
Item impacting comparability:	(2)
Cost Savings Program, Restructuring Plan, and other expenses		(0.4)	—	(32.3)	31.9	—	7.7	—	24.2	0.18
Shareholder activism expense		—	(4.0)	—	4.0	—	0.9	—	3.1	0.02
Pension settlement		—	(13.1)	—	13.1	—	3.0		10.1	0.07
Total adjustments		(3.5)	(21.2)	(32.3)	50.0	—	11.3	—	38.7	0.28
Adjusted		$338.9	$132.4	$—	$206.5	$43.7	$59.2	$(0.6)	$103.0	$0.74
_______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See “Non-GAAP Financial Measures” and “Significant Items Impacting Comparability” in this press release for additional information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, stock-based compensation expense, and other items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

		Thirteen Weeks Ended
		August 30, 2026	August 24, 2025
Net income		$29.1	$64.3
Interest expense, net		42.4	43.7
Income tax expense		16.9	47.9
Income from operations including equity method investment earnings	(1)	88.4	155.9
Depreciation and amortization		101.8	96.3
Unrealized derivative (gains) losses		0.7	(4.9)
Foreign currency exchange (gains) losses		12.4	(4.7)
Stock-based compensation		15.1	10.6
Items impacting comparability:
Cost Savings Program, Restructuring Plan, and other expenses		34.2	31.9
Legal proceedings and other claims		33.0	—
Shareholder activism expense		—	4.0
Pension settlement		—	13.1
Adjusted EBITDA	(2)	$285.6	$302.2

Segment Adjusted EBITDA
North America		$287.3	$260.0
International		26.5	57.2
Unallocated corporate costs	(3)	(28.2)	(15.0)
Adjusted EBITDA		$285.6	$302.2
_______________________________________________
(1)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting.
(2)See “Non-GAAP Financial Measures” and “Significant Items Impacting Comparability” in this press release for additional information.
(3)Results for the Company’s two operating segments reflect corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and other support services, which include, but are not limited to, costs associated with the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table above, unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, stock-based compensation expense, and other items impacting comparability. These items are added to net income as part of the reconciliation of net income to Adjusted EBITDA.

Significant Items Impacting Comparability
Below are descriptions of the items the Company has determined as adjustments to GAAP figures impacting Adjusted EBITDA and items occurring infrequently, that in management’s judgment, significantly affect the year-to-year assessment of operating results.
Unrealized derivative gains/losses
Certain commodity positions are recorded at mark-to-market balances and recognized in unallocated corporate items. Refer to Note 11 of the Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2027 filed with the SEC on October 6, 2026.
Foreign currency exchange gains/losses
Foreign currency exchange activity is a result of change in exchange rate between the U.S. dollar and foreign currencies.
Stock-based compensation
Stock-based compensation relates to expense associated with stock compensation awards.
Cost Savings Program, Restructuring Plan, and other expenses
Expenses related to the Company’s Cost Savings Program announced in fiscal 2026 and its Restructuring Plan announced in fiscal 2025. Refer to Note 4 of the Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2027 filed with the SEC on October 6, 2026.
Legal proceedings and other claims
Accruals for legal proceedings and other claims. Refer to Note 14 of the Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2027 filed with the SEC on October 6, 2026.
Shareholder activism
Expenses related to shareholder activism matters.
Pension settlement
Expenses related to the termination of the Company’s pension plan.